Exhibit  23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of Electronic Arts Inc., and the incorporation by reference in the registration statements (Nos. 33-66836, 33-55212, 33-53302, 33-41955, 33-82166, 33-61781,
33-61783,  333-01397,  333-09683 and  333-09893) on Form S-8,  pertaining to the
Employee Stock Purchase Plans and the Employee Stock Option Plans of Electronic Arts Inc., of our reports dated May 5, 1997, except for Note 14 as to which the date is June 4, 1997, with respect to the consolidated financial statements and schedules of Maxis, Inc. at March 31, 1997, and for each of the two years in the period then ended March 31, 1997, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

                                                               ERNST & YOUNG LLP



Walnut Creek, California
June 23, 1998